Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Gastar Exploration USA, Inc.
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-174552-01) of Gastar Exploration USA, Inc. of our report dated March 8, 2012, relating to the consolidated financial statements of Gastar Exploration USA, Inc., which appear in this Annual Report on Form 10-K.

BDO USA, LLP
Dallas, TX
March 8, 2012